Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2024 RESULTS

August 9, 2024 (PRIME NEWSWIRE) - Gencor Industries, Inc. (the “Company” or “Gencor”) (NYSE American: GENC) announced today net revenues for the quarter ended June 30, 2024 decreased $2,326,000 to $25,551,000, from $27,877,000 for the quarter ended June 30, 2023. The decrease in revenues was in equipment sales recognized at a point in time and reduced parts sales. The lower revenues reflect the delayed timing of the shipment of orders.

As a percent of sales, gross profit margins decreased to 23.9% in the quarter ended June 30, 2024, compared to 26.9% in the quarter ended June 30, 2023, on lower absorption from reduced production and lower parts sales.

Product engineering and development expenses decreased by $21,000 to $824,000 for the quarter ended June 30, 2024, as compared to $845,000 for the quarter ended June 30, 2023. Selling, general and administrative (“SG&A”) expenses increased by $76,000 to $3,290,000 for the quarter ended June 30, 2024, compared to $3,214,000 for the quarter ended June 30, 2023. The increase in SG&A expenses was due to increased professional fees.

Operating income decreased from $3,453,000 for the quarter ended June 30, 2023 to $1,993,000 for the quarter ended June 30, 2024, due to lower net revenues, reduced gross profit margins, and slightly higher operating expenses.

For the quarter ended June 30, 2024, the Company had net other income of $1,329,000 compared to $719,000 for the quarter ended June 30, 2023. Interest and dividend income, net of fees, was $966,000 for the quarter ended June 30, 2024 as compared to $673,000 in the quarter ended June 30, 2023. The increase was primarily due to higher interest rates earned on increased cash balances and fixed income investments. The net realized and unrealized gains on marketable securities were $363,000 for the quarter ended June 30, 2024 versus $46,000 for the quarter ended June 30, 2023, due to the sale of bonds prior to maturity.

The effective income tax rate for the quarters ended June 30, 2024 and June 30, 2023 was 23.0%, based on the expected annual effective income tax rate.

Net income for the quarter ended June 30, 2024 was $2,558,000, or $0.17 per basic and diluted share, versus net income of $3,212,000, or $0.22 per basic and diluted share, for the quarter ended June 30, 2023.

For the nine months ended June 30, 2024 the Company had net revenues of $92,245,000 and net income of $13,106,000 ($0.89 per basic and diluted share) versus net revenues of $84,204,000 and net income of $11,561,000 ($0.79 per basic and diluted share) for the nine months ended June 30, 2023.

At June 30, 2024, the Company had $116,585,000 of cash and marketable securities compared to $101,283,000 at September 30, 2023. Net working capital was $178,966,000 at June 30, 2024. The Company had no short-term or long-term debt outstanding at June 30, 2024.

The Company’s backlog was $46.6 million at June 30, 2024 compared to $27.9 million at June 30, 2023.

Marc Elliott, Gencor’s President, commented, “Third quarter fiscal 2024 revenues dipped from the prior year, primarily due to timing of revenue recognition on orders nearing completion. This is positively reflected in our elevated backlog of $46.6 million, a historic high for this time of year with an unprecedented 67% increase over fiscal 2023.

Our performance over the first nine months has been strong, with increased revenue and a 13% rise in net income over the prior year. We are optimistic about the future, represented by continued demand for our equipment and a robust highway funding mechanism to sustain continued growth. We remain focused on our costs and look for new ways to improve productivity as we work on our substantial backlog and toward our fiscal year end goal.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Income Statements

(Unaudited)

	For the Quarters Ended June 30,		For the Nine Months Ended June 30,
	2024	2023	2024	2023
Net revenue	$25,551,000	$27,877,000	$92,245,000	$84,204,000
Cost of goods sold	19,444,000	20,365,000	66,282,000	61,780,000

Gross profit	6,107,000	7,512,000	25,963,000	22,424,000
Operating expenses:
Product engineering and development	824,000	845,000	2,518,000	2,616,000
Selling, general and administrative	3,290,000	3,214,000	10,997,000	9,075,000

Total operating expenses	4,114,000	4,059,000	13,515,000	11,691,000

Operating income	1,993,000	3,453,000	12,448,000	10,733,000
Other income (expense), net:
Interest and dividend income, net of fees	966,000	673,000	2,485,000	1,731,000
Net realized and unrealized gains on marketable securities, net	363,000	46,000	2,087,000	2,700,000

Total other income (expense), net	1,329,000	719,000	4,572,000	4,431,000

Income before income tax expense	3,322,000	4,172,000	17,020,000	15,164,000
Income tax expense	764,000	960,000	3,914,000	3,603,000

Net income	$2,558,000	$3,212,000	$13,106,000	$11,561,000

Net income per common share - basic and diluted	$0.17	$0.22	$0.89	$0.79

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$28,780,000	$17,031,000
Marketable securities at fair value (cost of $87,721,000 at June 30, 2024 and $85,514,000 at September 30, 2023)	87,805,000	84,252,000
Accounts receivable, less allowance for credit losses of $447,000 at June 30, 2024 and $545,000 at September 30, 2023	2,923,000	2,467,000
Costs and estimated earnings in excess of billings	2,700,000	1,508,000
Inventories, net	63,232,000	71,527,000
Prepaid expenses and other current assets	531,000	2,169,000

Total current assets	185,971,000	178,954,000

Property and equipment, net	12,038,000	13,246,000
Deferred and other income taxes	3,273,000	3,167,000
Other long-term assets	473,000	381,000

Total Assets	$201,755,000	$195,748,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,346,000	$3,269,000
Customer deposits	2,560,000	6,815,000
Accrued expenses	1,740,000	3,753,000
Current operating lease liabilities	359,000	328,000

Total current liabilities	7,005,000	14,165,000
Non-current operating lease liabilities	61,000	—

Total liabilities	7,066,000	14,165,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,338,845 shares issued and outstanding at June 30, 2024 and September 30, 2023	1,234,000	1,234,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at June 30, 2024 and September 30, 2023	232,000	232,000
Capital in excess of par value	12,590,000	12,590,000
Retained earnings	180,633,000	167,527,000

Total shareholders’ equity	194,689,000	181,583,000

Total Liabilities and Shareholders’ Equity	$201,755,000	$195,748,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments and demand for the Company’s products. In addition, the impact of the invasion by Russia into Ukraine and the conflict between Israel and Hamas, as well as actions taken by other countries, including the U.S., in response to such conflicts, could result in a disruption in our supply chain and higher costs of our products. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2023: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact: Eric Mellen, Chief Financial Officer

407-290-6000